Exhibit 10.35

CONSULTING AGREEMENT

In accordance with the terms of this Consulting Agreement (the “Agreement”), Paul H. Vining (“Consultant”), agrees to provide the Services, as defined in paragraph 2 hereof, and Patriot Coal Corporation, (the “ Company”) agrees to accept and pay for those Services and Consultant and Company each undertake certain other obligations, all as provided below.

1.	TERM. This Agreement shall be in effect from the period commencing September 25, 2010 and ending October 31, 2010. Either party may cancel this Agreement at anytime upon 30 days written notice.

2.	SERVICES. Consultant shall provide management advisory services (“Services”) to the Company to ensure the successful transition of Consultant’s former responsibilities as President and COO. Consultant shall report to, and take direction from, the President and Chief Executive Officer of the Company.

3.	COMPENSATION.

a.	Consultant shall be compensated at a per diem rate of One Thousand Six Hundred and Ninety Three Dollars and Fifteen Cents ($1,693.15) payable in a lump sum payment of $62,646.57 on the last day of the term of this Agreement.

b.	The Company shall reimburse Consultant for reasonable travel and out-of-pocket expenses incurred by Consultant in traveling on Company business. Consultant shall support invoices for travel and out-of-pocket expenses with receipts and other documentation reasonably required by the Company. Payments by the Company shall be made within thirty (30) days of receipt of expense documentation.

c.	Consultant may exercise his option to continue to receive medical, dental and vision benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) at the same level of coverage Consultant obtained during his employment as an employee of the Company for a period of up to eighteen (18) months after the termination of this Agreement. The Company shall pay Consultant’s cost of COBRA for the term of the Agreement. Consultant shall be responsible for Consultant’s cost of COBRA after the term of the Agreement.

4.	CONFIDENTIALITY AND INDEPENDENT CONSULTANT STATUS PROVISIONS. Consultant shall treat all information provided by the Company to Consultant on a strictly confidential basis and shall not disclose any information provided to any person without the express permission of the Company. Any breach of this provision on the part of Consultant shall result in an immediate termination of this Agreement. The parties agree that for purposes of this Agreement Consultant’s relationship with the Company shall be as an independent contractor and not as an employee. Consultant shall be solely responsible for the payments of any an all taxes, fees and assessments, which may become due by reason of any payments made to Consultant by the Company, including, but not limited to, FICA and income taxes.

5.	OPERATIVE PROVISIONS OF THIS AGREEMENT. This Agreement shall be construed under the laws of the State of Missouri and constitutes the entire understanding between Consultant and the Company concerning the Services and the matters otherwise stated herein. This Agreement shall not be modified or amended except in writing by an instrument of equal formality hereto. Notice hereunder shall be sent to the parties at the addresses stated for them below, or at such other address as may be specified in writing to the other party hereto. Consultant shall not assign in whole or in part any rights or obligations hereunder.

Executed and agreed to the 24th day of September, 2010.

Paul H. Vining	Patriot Coal Corporation

/s/ Paul H. Vining	/s/ Richard M. Whiting
(STATE ADDRESS)	12312 Olive Blvd.
P.O. Box 1303	St. Louis, MO 63141
Middleburg, VA 20118